Exhibit 3.4

EXECUTION VERSION

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BY-LAWS

OF

TAYLOR MORRISON HOME CORPORATION

Taylor Morrison Home Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby adopts this Amendment No. 1 to the Amended and Restated By-Laws of the Corporation, as amended (the “Amended and Restated By-Laws”), which amends the Amended and Restated By-Laws as described below, and does hereby certify that:

First. The Amended and Restated By-Laws, as amended, are hereby amended as follows:

A. Section 10.1 of the By-Laws shall be replaced in its entirety with the following:

“10.1 “Corporation” means Taylor Morrison Home Corporation.”

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be duly executed in its corporate name as of the 26th day of October, 2018.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Darrell C. Sherman
Name:	Darrell C. Sherman
Title:	Executive Vice President, Chief Legal Officer and Secretary